Exhibit 99.15

This Exhibit contains excerpts from minutes of a meeting of the board of directors of the New York Stock Exchange, Inc. The disclosure of these excerpts shall not constitute a waiver of any attorney-client privilege.

NEW YORK STOCK EXCHANGE, INC.

BOARD OF DIRECTORS – MINUTES

April 20, 2005

A special meeting of the Board of Directors was convened at 12:00 p.m. to consider a proposed merger between the Exchange and Archipelago Holdings, Inc., Chairman Marshall M. Carter presiding. Present in person were Directors Brown, McDonald, Shapiro, Thain and von der Heyden. Present via conference call were Directors Allison, Jackson [joined the meeting later in person], Rivlin and Woolard. (10) Present from the Exchange were Richard G. Ketchum, Chief Regulatory Officer, by conference telephone, and Richard P. Bernard, Executive Vice President and General Counsel and Mary Yeager, Acting Corporate Secretary. Also present in person were David C. Karp, partner, Wachtell, Lipton, Rosen & Katz, as counsel to the Exchange, and Walter Dellinger and Spencer D. Klein, partners, O’Melveny & Myers LLP, as counsel to the Board.

Mr. Bernard discussed the regulatory approvals required for the transaction. He informed the Board that if the proposed merger were approved, a Hart-Scott-Rodino pre-merger notification would be filed with federal antitrust authorities.

Mr. McDonald entered and met with the Board. (10)

Margaret DeB. Tutwiler, Executive Vice President – Communications and Government Relations, entered and met with the Board.

Messrs. Ketchum and Bernard outlined criteria that the Securities and Exchange Commission (“SEC”) could be expected to use in its review of the proposed merger.

Chairman Carter addressed the ongoing discussion with respect to the composition of the board of the proposed not-for-profit corporation, NYSE Regulation. He suggested a board of directors comprised partially of members of the for-profit holding company board and partially of directors unaffiliated with the holding company. The Board discussed the extent to which the merger agreement should “lock-in” the particulars of the composition of the board of NYSE Regulation or other aspects of the relationship between NYSE Regulation and the rest of the enterprise.

Mr. Bernard advised the Board that there would be discussions with the SEC that would help crystallize the NYSE Regulatory board’s composition. The Board discussed the importance of beginning a constructive dialogue with the SEC.

Dr. Jackson entered and met with the Board in person. (10)

April 20, 2005

Ms. Tutwiler addressed the Board regarding the proposed plan regarding an announcement of the proposed merger. She reviewed the proposed schedule and regulatory, governmental, industry and media contacts who would be reached. The Board discussed the announcement, the potential reactions from the Exchange’s different constituents and the strategic benefits of the proposed merger.

Ms. Tutwiler retired.

Mr. Thain discussed a plan for restructuring the Exchange’s senior management team and the future integration of Archipelago executives. The Board discussed compensation and equity for senior management.

Chairman Carter asked for an update on the opinion that would be provided by Lazard Fréres & Co. LLC (the “Fairness Opinion”), a draft of which Mr. Bernard provided.

The Board discussed the proposed merger.

Ms. Yeager retired.

The Board discussed the relationships among the Exchange, Archipelago and Goldman Sachs, and the measures that had been taken to manage the conflicts of interest.

Messrs. Bernard and Karp retired.

Mr. Weatherstone joined the meeting via conference call. (11)

The Board reviewed issues related to the proposed merger and the fairness opinion.

Messrs. Bernard and Karp re-entered.

The Board temporarily adjourned. (1:50 p.m.) The Audit Committee convened, Audit Committee Chairman McDonald, presiding. The Committee deliberated and adjourned. (1:54 p.m.)

The Board reconvened. (11) (1:56 p.m.)

Gary W. Parr, Deputy Chairman, Lazard Frères & Co. LLC, was present via conference call and addressed outstanding questions from the Board. The Board discussed the Lazard opinion with Mr. Parr and Mr. Parr confirmed the opinion of Lazard as of this date that the consideration to be received by Members in the proposed merger was fair to the Members from a financial point of view.

April 20, 2005

Mr. Parr retired.

The Board further discussed the proposed merger and its strategic benefits.

On motion duly made, seconded and carried, the Board adopted resolutions, attached hereto as Exhibit A, approving the merger agreement and related matters.

On motion,

adjourned. (2:15 p.m.)

/s/
Mary Yeager
Acting Corporate Secretary

EXHIBIT A

NEW YORK STOCK EXCHANGE, INC.

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS

AT A MEETING HELD ON APRIL 20, 2005

WHEREAS, it is proposed that the New York Stock Exchange, Inc., a New York Type A not-for-profit corporation (the “NYSE”), enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the NYSE, Archipelago Holdings, Inc., a Delaware corporation (“Archipelago”), and such other persons that become signatories thereto pursuant to the terms thereof (capitalized terms used in these resolutions and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and

WHEREAS, pursuant to the Merger Agreement, the NYSE and Archipelago would combine their businesses through a series of mergers under a single holding company, NYSE Group, Inc., a Delaware for-profit corporation (“NYSE Group”), as follows:

(a)	The NYSE would form a wholly owned subsidiary, NYSE Merger Corporation Sub, a Delaware corporation.

(b)	The NYSE and Archipelago would jointly form NYSE Group, and each of the NYSE and Archipelago would own 50% of the outstanding common stock of NYSE Group.

(c)	The NYSE and Archipelago would cause NYSE Group to form two wholly owned subsidiaries, NYSE Merger LLC Sub, a New York limited liability company, and Archipelago Merger Sub, a Delaware corporation.

(d)	The NYSE would merge with and into NYSE Merger Corporation Sub, with NYSE Merger Corporation Sub surviving the merger (the “NYSE Corporation Merger”). In the NYSE Corporation Merger, each outstanding membership interest in the NYSE would be converted into one share of NYSE Merger Corporation Sub common stock plus $300,000 in cash.

(e)	After the NYSE Corporation Merger, NYSE Merger Corporation Sub would merge with and into NYSE Merger LLC Sub, with NYSE Merger LLC Sub surviving the merger (the “NYSE LLC Merger” and, together with the NYSE Corporation Merger, the “NYSE Mergers”). In the NYSE LLC Merger, each share of common stock of NYSE Merger Corporation Sub would be converted into a number of shares of NYSE Group common stock equal to the NYSE Exchange Ratio.

(f)	Concurrently with the NYSE LLC Merger, Archipelago Merger Sub would merge with and into Archipelago, with Archipelago surviving the merger (the “Archipelago Merger” and, together with the NYSE Mergers, the “Mergers”). In the Archipelago Merger, each outstanding share of Archipelago common stock would be converted into one share of NYSE Group common stock.

WHEREAS, the Merger Agreement provides that NYSE and Archipelago may restructure the Mergers so long as the restructuring would not have an adverse impact on the other party or its stockholders or members; and

WHEREAS, under the Merger Agreement, NYSE Exchange Ratio is determined so that (a) the aggregate number of shares of NYSE Group common stock issued in the NYSE Mergers to the NYSE Members (or reserved for issuance to NYSE employees) equals 70% of the outstanding shares of NYSE Group common stock immediately after the Mergers, and (b) the aggregate number of shares of NYSE Group common stock issued in the Archipelago Merger to the Archipelago stockholders (including shares underlying options to acquire Archipelago common stock and restricted stock units) equals 30% of the outstanding shares of NYSE Group common stock immediately after the Mergers, in each of case (a) and (b), calculated on a fully diluted basis as of the Determination Date; and

WHEREAS, subject to the Merger Agreement, the shares of NYSE Group common stock issued to the NYSE members in the NYSE Mergers would be subject to a lock-up period during which such shares may not be sold or transferred; and

WHEREAS, this lock-up period would begin on the date of the completion of the Mergers, and the shares subject to the lock-up would be released in equal installments on the third, fourth and fifth anniversaries of that date unless the Board of Directors of NYSE Group, in its discretion, shortens the lock-up period with respect to all or a portion of the shares subject to the lock-up; and

WHEREAS, the Merger Agreement provides that the NYSE may, in its discretion, transfer its NYSE Regulation Assets to a newly formed New York Type A not-for-profit corporation (“NYSE Regulation”), which would not be a subsidiary of NYSE Group or any of its subsidiaries; and

WHEREAS, the Merger Agreement provides that the NYSE may, in its discretion, transfer its NYSE Market Assets to a Delaware corporation (“NYSE Market”) which would be a wholly owned subsidiary of NYSE Group and would assume all obligations or liabilities relating to the NYSE Market Assets; and

WHEREAS, the Merger Agreement provides the Board of Directors of the NYSE with the right to issue, or reserve for issuance, to NYSE employees up to 5% of the shares of NYSE Group common stock that otherwise would be issued to the NYSE Members in the Mergers; and

WHEREAS, in connection with the execution of the Merger Agreement, it is proposed that the NYSE enter into a Support and Lock-Up Agreement by and among the NYSE, GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC, and Goldman Sachs Execution and Clearing, L.P. (the “Goldman Sachs Support Agreement”), pursuant to which such entities (other than the NYSE) would agree, among other things and subject to limited exceptions: (i) to vote their shares of Archipelago common stock in favor of approving and adopting the Merger Agreement, (ii) if the Merger Agreement is terminated, to vote a certain portion of their shares of Archipelago common stock against alternative acquisition proposals for up to 15 months after the date of such termination, (iii) not to transfer their shares of Archipelago common stock until the completion of the Mergers or the termination of the Merger Agreement, and (iv) if the Mergers are completed, not to transfer, for certain fixed periods and subject to certain exceptions, the shares of NYSE Group common stock that they receive in the Mergers; and

WHEREAS, in connection with the execution of the Merger Agreement, it is proposed that the NYSE enter into a Support and Lock-Up Agreement by and among the NYSE, General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., Gapstar, LLC, GAP Coinvestment Partners II, L.P., and GAPCO GMBH & CO. KG (the “General Atlantic Support Agreement”), pursuant to which such entities (other than the NYSE) would agree, among other things and subject to limited exceptions: (i) to vote their shares of Archipelago common stock in favor of approving and adopting the Merger Agreement, (ii) if the Merger Agreement is terminated, to vote a certain portion of their shares of Archipelago common stock against alternative acquisition proposals for up to 15 months after the date of such termination, (iii) not to transfer their shares of Archipelago common stock until the completion of the Mergers or the termination of the Merger Agreement, and (iv) if the merger is completed, not to transfer, for certain fixed periods and subject to certain exceptions, the shares of NYSE Group common stock that they receive in the Mergers; and

WHEREAS, in connection with the execution of the Merger Agreement, it is proposed that the NYSE enter into a Support and Lock-Up Agreement by and between the NYSE and GSP, LLC (the “GSP Support Agreement” and, together with the Goldman Sachs Support Agreement and the General Atlantic Support Agreement, the “Support and Lock-Up Agreements”), pursuant to which GSP, LLC would agree, among other things and subject to limited exceptions: (i) to vote their shares of Archipelago common stock in favor of approving and adopting the Merger Agreement, (ii) if the Merger Agreement is terminated, to vote a certain portion of their shares of Archipelago common stock against alternative acquisition proposals for up to the first anniversary of the date of such termination, (iii) not to transfer their shares of Archipelago common stock until the completion of the Mergers or the termination of the Merger Agreement, and (iv) if the merger is completed, not to transfer, for certain fixed periods and subject to certain exceptions, the shares of NYSE Group common stock that they receive in the Mergers ; and

WHEREAS, the Merger Agreement provides that the Board of Directors of NYSE Group would consist of 14 members, 11 of whom would be the directors of the

NYSE prior to the time of effectiveness of the Mergers, and 3 of whom would be designated by Archipelago and agreed to by the NYSE; and

WHEREAS, the Merger Agreement and the transactions contemplated thereby is subject to certain approvals by (among others) the Securities and Exchange Commission (the “SEC”) and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission (the “HSR Act”); and

WHEREAS, it is intended that, for federal income tax purposes, (a) the NYSE Corporation Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the NYSE LLC Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at this meeting, the Board of Directors has reviewed with management and the NYSE’s legal and financial advisors the Merger, the terms of the Merger Agreement and the Support Agreements and the transactions contemplated thereby; and

WHEREAS, at this meeting, the Board of Directors has received the opinion of the NYSE’s financial advisor, Lazard Frères & Co., LLC, that the merger consideration is fair to the NYSE members from a financial point of view; and

WHEREAS, the Board of Directors has reviewed and discussed the terms of the Merger Agreement and the Support Agreements and the transactions contemplated thereby, and has considered such other factors as the directors consider relevant; and

WHEREAS, the Board of Directors finds that the Mergers and the other transactions contemplated by the Merger Agreement and the Support Agreements represent a strategic business combination that is advisable for, fair to and in the best interests of, the NYSE and its members, as well as its other constituencies.

NOW THEREFORE, BE IT:

Approval and Adoption of Merger Agreement and

Support Agreements and the Transactions Contemplated Thereby

RESOLVED, that based upon the presentations made to the Board of Directors at this meeting and at previous meetings, and upon such other matters as were deemed relevant by the Board, the Board of Directors has determined that the Mergers and the other transactions contemplated by the Merger Agreement and the Support Agreements are advisable for, and fair to and in the best interests of, the NYSE and its members, as well as its other constituencies, and hereby approves and adopts the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including, without limitation, the Mergers), with the foregoing approval to be deemed to constitute, without limitation, approval and adoption of the Merger Agreement by the

Board of Directors for the purposes of the New York Not-For-Profit Corporation Law, including Section 902 of the New York Not-For-Profit Corporation Law.

RESOLVED, further, that the Chief Executive Officer of the NYSE is hereby authorized for and on behalf of the NYSE to execute and deliver the Merger Agreement and the Support Agreements in substantially the forms presented to the Board at this meeting with such changes as such officers executing the same may approve, the execution and delivery of the Merger Agreement and the Support Agreements by such officer to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE approved the Merger Agreement and the Support Agreements as executed; and

RESOLVED, further, that the Chief Executive Officer of the NYSE is hereby authorized for and on behalf of the NYSE to execute and deliver any amendments to the Merger Agreement or Support Agreements, providing for non-material changes to the terms and conditions of the Mergers and the transactions contemplated by the Merger Agreement and the Support Agreements, the execution and delivery of such amendments by the Chief Executive Officer of the NYSE to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE approved such amendments as executed; and

RESOLVED, further, that the proper officers of the NYSE, or any of them acting alone, be, and each hereby is, authorized to file, execute, verify, acknowledge and deliver, for and on behalf of the NYSE, any and all notices, certificates, agreements, amendments, instruments and other documents and to perform and do or cause to be performed or done any and all such acts or things and to pay or cause to be paid all necessary fees and expenses, in each case in the name and on behalf of the NYSE, as they or any of them may deem necessary or advisable to effectuate or carry out the provisions of the Merger Agreement and the Support Agreements or the intent and purposes of the foregoing resolutions in connection with the Mergers, the taking of any such action to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE have authorized such action; and

Regulatory Filings

RESOLVED, further, that the proper officers of the NYSE be, and hereby are, authorized and directed, on behalf of and in the name of the NYSE and/or its subsidiaries, to prepare, sign and file, or cause to be filed, with any applicable federal, state, local or foreign country regulatory or supervisory body, including without limitation the SEC, the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), and all other appropriate regulatory authorities, all applications, requests for approval, consents, interpretations, or other determinations, notices and other information and documents, and any modifications or supplements thereto, as may be necessary or appropriate in connection with the Mergers, the Merger Agreement, the Support Agreements, and the transactions contemplated thereby, together with all agreements and other information and documents required or appropriate, and any publications required, in connection therewith, the taking of any such action to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE have authorized such action.

RESOLVED, further, that without limiting the foregoing, the proper officers of the NYSE be and are hereby authorized and directed, on behalf of and in the name of the NYSE and/or its subsidiaries, to prepare, sign and file, or cause to be filed all such applications under Rule 19b-4 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be necessary or appropriate, and all other reports, schedules, statements, documents and information required to be filed or submitted by the NYSE by the SEC, and to meet and confer or to cause counsel to meet and confer with officials of the SEC; and

RESOLVED, further, that without limiting the foregoing, the proper officers of the NYSE be and are hereby authorized and directed, on behalf of and in the name of the NYSE and/or its subsidiaries, to prepare, sign and file, or cause to be filed a Notification and Report Form for Certain Mergers and Acquisitions pursuant to the HSR Act and all other reports, schedules, statements, documents and information required to be filed or submitted by the NYSE pursuant to the HSR Act; and to respond to all requests for additional information and to meet and confer or to cause counsel to meet and confer with officials of the FTC and the DOJ; and

RESOLVED, further, that, without limiting the foregoing, the proper officers of the NYSE be, and each of them hereby is, authorized and directed, in the name and on behalf of the NYSE and/or its subsidiaries, to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, regulatory authorities and other governmental or self-regulatory authorities necessary to consummate the transactions contemplated by the Merger Agreement and the Support Agreements, to execute personally or by attorney-in-fact any such required filings or amendments or supplements to any of the foregoing, and to cause any such required filings and any amendments thereto to become effective or otherwise approved, the taking of any such action to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE have authorized such action; and

Proxy Statement, Prospectus and Other Securities Law Filings

RESOLVED, further, that the proper officers of the NYSE be, and each of them hereby is, authorized and directed for, on behalf of and in the name of the NYSE, to prepare, sign and file, or cause to be filed, with the SEC any and all statements, reports or other information concerning the Mergers, the Merger Agreement, the Support Agreements and the other transactions contemplated thereby, that may be deemed advisable or may be required under the Exchange Act, or the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), including without limitation preliminary proxy material and a joint proxy statement/prospectus (which may be used in connection with a registration statement of NYSE Group), together with any amendments or supplements thereto, to be sent to members of the NYSE to solicit their votes in connection with a proposal to approve the Merger Agreement and the Mergers (the “Proxy Statement/Prospectus”); and

RESOLVED, that the proper officers of the NYSE be, and each of them hereby is, authorized and directed in the name and on behalf of the NYSE to take any and all actions as such officer may deem advisable, and to cooperate and coordinate with Archipelago and NYSE Group, in connection with the preparation, execution and filing with the SEC by NYSE Group of: (i) a registration statement on Form S-4 which shall include the Proxy Statement/Prospectus (the “Form S-4”), together with any other documents required or appropriate in connection therewith, including, without limitation, any and all actions necessary to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated by the Merger Agreement; (ii) registration statements on Form S-1, Form S-3 or Form S-8, as appropriate, and any amendment or amendments (including post-effective amendments or supplements) thereto (together with the Form S-4, the “Registration Statements”), relating to shares of NYSE Group common stock as may be issuable in connection with any Archipelago stock plan assumed by NYSE Group in the Mergers; and (iii) a Rule 19b-4 application in connection with the proposed rules of the NYSE Group, the NYSE, Archipelago or any of their subsidiaries after the Mergers; and

RESOLVED, further, that the proper officers of the NYSE be, and each of them hereby is, authorized in the name and on behalf of the NYSE, to take all such other actions and to execute all such documents as such officer may deem necessary or appropriate for compliance with the Securities Act, the Exchange Act, or any applicable state securities or similar laws, in connection with the Mergers, the Merger Agreement, the Support Agreements and transactions contemplated thereby, the taking of any such action to be deemed conclusive evidence that the Board of Directors of the NYSE and the NYSE have authorized such action; and

RESOLVED, further, that, without limiting the foregoing, the proper officers of the NYSE be, and each of them hereby is, authorized and directed, in the name and on behalf of the NYSE to prepare, and to cooperate and coordinate with Archipelago and NYSE Group in the preparation of, all documentation and to effect all filings (and requests for no-action letters) as may be necessary or advisable under the various securities laws, regulations and rules of the United States or any state or foreign jurisdiction in connection with the Mergers, the Merger Agreement, the Support Agreements and the other transactions contemplated thereby, to execute personally or by attorney-in-fact such documentation and filings or amendments or supplements to any of the foregoing, and to cause such documentation and filings and any amendments and supplements thereto to become effective or otherwise approved; and

Section 16(b) Exemption

RESOLVED, that, in order to maintain appropriate compensation and retention of directors and senior officers of the NYSE (together with any other person who may become a director or senior officer of the NYSE after the date hereof and before the completion of the Mergers, the “NYSE Reporting Persons”) in connection with the Mergers and the transactions contemplated by the Merger Agreement and to properly incentivize them to devote their fullest efforts to the success of the NYSE and the transactions contemplated by the Merger Agreement, it is desirable that the NYSE Reporting Persons not be subject to risk of liability under Section 16 of the Exchange Act in connection with the issuance in the Mergers of NYSE Group common stock, or the conversion in the Mergers of NYSE membership interests or Archipelago common stock, options to purchase shares of Archipelago common stock or any other stock-based award rights in respect of Archipelago common stock; accordingly, any issuance of NYSE Group common stock to the NYSE Reporting Persons in the Mergers, or any dispositions or deemed dispositions by the NYSE Reporting Persons pursuant to (a) the exchange of NYSE membership interests or Archipelago common stock for shares of NYSE Group common stock upon consummation of the Mergers, (b) the conversion of options to purchase shares of Archipelago common stock into options to purchase shares of NYSE Group common stock upon consummation of the Mergers or (c) the conversion of stock-based award rights in respect of Archipelago common stock into stock-based awards with respect to NYSE Group common stock, in each case, such number of shares subject to increase to reflect the acquisition, if any, of additional shares prior to the Effective Time, and any disposition or deemed disposition resulting therefrom, are hereby approved for purposes of Rule 16b-3 under the Exchange Act, it being the intent of the Board to exempt such dispositions or deemed dispositions from any liability under Section 16 of the Exchange Act; and

Submission to Members

RESOLVED, further, that in connection with the Mergers and the consummation of the transactions contemplated by the Merger Agreement and the Support Agreements, the Chairman of the NYSE is authorized and directed to cause the Merger Agreement to be submitted for approval by the members of the NYSE at a meeting of such members in accordance with the New York Not-For-Profit Corporation Law, at such date, time and place as the Board of Directors or the Chairman of the Board of Directors, constituting a committee of the Board of Directors for such purpose to the extent required by law, may from time to time designate, and to take any action in connection therewith that the Board of Directors or the Chairman of the Board of Directors considers desirable or appropriate, in his discretion; and

RESOLVED, further, that the Board of Directors hereby recommends such approval to the members of the NYSE and that the proper officers of the NYSE be, and each of them hereby is, authorized and directed, for and on behalf of the NYSE, to communicate such recommendation to, and to solicit proxies on behalf of Board of Directors from, the holders of NYSE membership interests entitled to vote at the aforementioned meeting in favor of such adoption (unless, subject to and in accordance with the terms of the Merger Agreement, such recommendation is withdrawn or modified prior to such submission); and

RESOLVED, further, that the proper officers of the NYSE be, and each of them hereby is, authorized and directed, for and on behalf of the NYSE, to mail to the members, a Notice of Meeting accompanied by the Proxy Statement/Prospectus; and

Additional Actions

RESOLVED, further, that the Board of Directors of the NYSE hereby adopts and incorporates by reference any form of specific resolution to carry into effect the purpose and intent of the foregoing resolutions, or covering authority included in matters authorized in the foregoing resolutions, including forms of resolutions in connection therewith that may be required by the SEC, the New York Stock Exchange, and any state, institution, person, or agency, and the Secretary of the NYSE hereby is directed to insert a copy thereof in the minute book of the NYSE following this action by the Board of Directors and to certify the same as having been duly adopted thereby; and

RESOLVED, further, that the proper officers of the NYSE or any of them acting alone be, and each hereby is, authorized to file, execute, verify, acknowledge, and deliver for and on behalf of the NYSE, any and all notices, certificates, amendments, agreements, instruments and other documents, and to perform and do or cause to be performed or done any and all such acts or things and to pay or cause to be paid all necessary fees and expenses, in each case in the name and on behalf of the NYSE, as they or any of them may deem necessary or advisable to effectuate or carry out the provisions of the Merger Agreement and the Support Agreements; and

RESOLVED, further, that all actions heretofore taken by any of the directors, officers, representatives or agents of the NYSE or any of its affiliates in connection with the Mergers and any other transactions contemplated in the Merger Agreement and the Support Agreements or otherwise referred to in the foregoing resolutions be, and each of the same hereby is, ratified, confirmed and approved in all respects as the act and deed of the NYSE; and

RESOLVED, further, that any resolutions inconsistent with the foregoing or with any action of any officer pursuant to the foregoing are hereby modified or rescinded so as to be consistent herewith and therewith.